Exhibit 10.4

[Letter Amendment to Severance Agreement}

[Name

Address]

                                                         , 2009

Re:	Amendment to Severance Agreement

Dear                             :

As you are aware, you are a party to a Severance Agreement between you and Novell, dated [                    , 200    ] [as amended on             , 200     in Amendment 1] under which you are entitled to various benefits in the event of your qualifying termination of employment, including as a result of your termination in connection with a change in control of Novell, as defined in the Severance Agreement. Under the Severance Agreement (at section 2(b) (vi)) you are currently entitled to an additional year’s service credit toward vesting in time-vested awards (stock options, restricted stock or restricted stock units) in the event of a qualifying termination prior to a change in control.

In light of Novell’s recent implementation of performance-based criteria under which options and restricted stock units will be evaluated for vesting, and under which restricted stock will be evaluated for lapse of Novell’s repurchase rights (which is the equivalent of vesting), Novell’s Compensation Committee and the full Board recently approved adding a provision to your Severance Agreement clarifying the impact that a termination of your employment will have on your performance-based equity awards. Under your current Severance Agreement, your performance-based equity awards will vest in full if your employment is terminated by the Company on or after a change in control. This is not currently the case if your employment is terminated by the Company prior to a change in control. Therefore, the Compensation Committee and the Board have authorized this amendment which, as set forth in detail below, provides that, in the event of a qualifying termination prior to a change in control, your options, restricted stock and/or RSUs subject to performance vesting criteria will remain eligible to earn additional vesting during the one-year period commencing on the termination date, based on attainment of relevant performance criteria. If, and to the extent, those criteria are attained during that one-year period, your options and restricted stock units will vest, and/or the restrictions on your restricted stock will lapse (as applicable); if the performance criteria are not met during that period, no further vesting or lapse of restrictions will occur.

[Executive name]

[date]

Specifically, in accordance with section 19(a) of the Severance Agreement, this letter agreement will amend your Severance Agreement by adding the following section 2(b)(viii), effective upon execution of this letter agreement:

(vi)       For a period of one year following the Termination Date, and subject to the terms and conditions of the equity compensation plans and equity grant agreements under which they are granted, Executive shall remain eligible to (i) become vested in any Company stock options or RSUs held by Executive as of the Termination Date; and (ii) have any applicable repurchase rights lapse for any Restricted Stock held by Executive as of the Termination Date that contain a vesting provision or right of repurchase tied to the Company’s or Executive’s performance. Notwithstanding the foregoing, for purposes of enforcing this provision only, any requirement that Executive be employed by the Company during such one-year period or on the otherwise applicable vesting date or the date on which restrictions were scheduled to lapse shall be disregarded.

Please indicate your understanding of and agreement to this letter agreement by executing this document below.

Sincerely yours,

Scott N. Semel
Acting Sr. Vice President – People
Novell, Inc.

ACKNOWLEDGED AND AGREED TO:

Executive